EXHIBIT 99.1

2929 Seventh Street, Suite
100 Berkeley, CA 94710

Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com

DYNAVAX REGAINS RIGHTS TO
SEASONAL ALLERGY PROGRAM FROM UCB

Companies Reach Amicable Agreement to End Collaboration

BERKELEY, Calif. – March 18, 2005 – Dynavax Technologies (Nasdaq: DVAX) announced that the Company and UCB Farchim, SA (UCB) have agreed to end their development and commercialization collaboration in seasonal allergy products. UCB will return all rights to the program to Dynavax. The current ongoing Phase 2/3 clinical trial of Dynavax’s AIC immunotherapy for ragweed allergy will be completed as planned. Dynavax will assume financial responsibility for all further clinical, regulatory, manufacturing, and commercial activities related to AIC and for preclinical development programs in grass and in peanut allergy. Dynavax and UCB have agreed that returning full rights to Dynavax is a mutually beneficial resolution of the original collaboration.

“We are happy that our two companies have been able to end the collaboration reasonably and amicably,” said Dino Dina, MD, president and chief executive officer. “This partnership has advanced our AIC ragweed program to the point where we can proceed actively toward initiating a pivotal Phase 3 program.”

In February 2004, Dynavax and Belgium-based UCB Farchim, SA, a subsidiary of UCB, SA, or UCB, established a strategic partnering agreement for the development and commercialization of seasonal allergy products. In December 2004, Dynavax was informed that UCB was reviewing its commitment to the Dynavax collaboration and stated that should UCB opt to exercise its contractual right to return the allergy program to Dynavax, Dynavax will pursue the ongoing development of AIC independently.

While specific details of the agreement are not being disclosed, Dynavax anticipates that the financial impact of the agreement in 2005 will be to accelerate recognition of anticipated fiscal 2005 collaboration revenue in the first quarter of 2005. In addition, the Company anticipates a one-time, non-cash increase in revenue for the same period due to the recognition of deferred revenue from an upfront payment made in 2004.

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. ISS are being developed in three initial indications: ragweed allergy immunotherapeutic, currently in a Phase 2/3 clinical trial; a Hepatitis B vaccine that is currently in a Phase 2/3 clinical trial; and an asthma immunotherapeutic that has completed a Phase 2 exploratory trial.

Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to plans to advance its clinical programs and demonstrate the potential of its ISS technology. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: Dynavax’s plans to complete the Phase 2/3 clinical development of AIC for ragweed allergy and initiate a pivotal Phase 3 clinical trial; Dynavax’s ability to continue to fund clinical, regulatory, manufacturing and commercial activities related to its AIC immunotherapy, as well as preclinical development for grass allergy and peanut allergy; Dynavax’s ability to establish additional partnerships for its AIC for ragweed immunotherapy; the progress and timing of its clinical trials; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 18, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

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